UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 31, 2005

Hybridon, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-31918	04-3072298

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Vassar Street, Cambridge, Massachusetts 02139

(Address of Principal Executive Offices) Zip Code)

Registrant’s telephone number, including area code: (617) 679-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement
SIGNATURE

Item 1.01. Entry Into a Material Definitive Agreement

Novartis Agreements

     On May 31, 2005, Hybridon, Inc. (the “Company”) entered into a research collaboration and option agreement and a license, development and commercialization agreement with Novartis to discover, develop and potentially commercialize immunomodulatory oligonucleotides (IMOs) that are toll-like receptor 9 agonists and that are identified as potential treatments for human allergy and respiratory diseases. In addition, beginning on May 31, 2007, if specified conditions are satisfied, Novartis may expand the collaboration to include additional human disease areas, other than oncology and infectious diseases. Under the terms of the agreements:

•	Upon execution of the agreements, Novartis agreed to pay the Company a $4 million license fee;

•	Novartis agreed to fund substantially all research activities;

•	If Novartis elects to exercise its option to develop and commercialize licensed IMOs in the initial collaboration disease areas, Novartis is potentially obligated to pay the Company up to $132 million based on the achievement of clinical development, regulatory approval and annual net sales milestones;

•	Novartis is potentially obligated to pay the Company additional milestone payments if Novartis elects to expand the collaboration to include additional disease areas and then develops and commercializes licensed IMOs in the additional disease areas based on the achievement of clinical development and regulatory approval milestones; and

•	Novartis is also obligated to pay the Company a royalty on net sales of all products, if any, commercialized by Novartis, its affiliates and sublicensees.

     Under the agreements, Novartis’ obligations to pay the Company royalties extend, on a product-by-product and country-by-country basis, until the expiration of the patent rights covering the product licensed to Novartis in countries in which there is coverage by licensed patent rights, and, in countries in which there is no coverage by licensed patent rights, until the later of the last day of the calendar year in which Novartis loses market exclusivity with respect to a product and the date 10 years after the product’s commercial launch. The royalty rate on net sales of products in countries in which there is no coverage by licensed patent rights is less than the royalty rate on net sales of products in countries in which there is coverage by licensed patent rights. The applicable royalty rate is reduced if Novartis is required to pay license fees or royalties to any third party for licenses to specified categories of third party intellectual property rights necessary to develop, make, use or sell the product or if the ratio of Novartis’ cost of goods to net sales for a product exceeds a specified threshold. Novartis’ royalty and milestone obligations are also reduced if Novartis terminates the license, development and commercialization agreement based on an uncured material breach by the Company.

     Novartis’ rights under the agreements to products that it elects to develop and commercialize are worldwide, exclusive rights. In addition, during the term of the agreements, the agreements prohibit the Company from developing or commercializing any IMO in a collaboration disease area and from granting licenses to third parties to develop or commercialize any IMO in a collaboration disease area.

     Either party may terminate the collaboration relationship based upon specified uncured breaches by the other party and, subject to restrictions under applicable U.S. federal bankruptcy law, in the event of the other party’s bankruptcy or insolvency. In addition, Novartis may terminate the collaboration relationship for its convenience at any time after providing the Company with specified advance notice of termination.

     During the research phase of the collaboration, the collaboration is governed by a joint research committee, consisting of an equal number of representatives of the Company and Novartis. Ultimate decisionmaking authority is vested in Novartis as to most matters.

Agrawal Option Agreement

     On June 1, 2005, in accordance with the agreements between the Company and Dr. Sudhir Agrawal, the Company’s Chief Executive Officer and President, which are described in the Current Report on Form 8-K filed by the Company on May 18, 2005, and in connection with the execution of the collaboration agreement with Novartis, the Company granted Dr. Agrawal stock options to purchase 400,000 shares of the Company’s common stock. These options have an exercise price of $0.56 per share. These options will vest in 12 quarterly installments over a three-year period with the first installment vesting on September 1, 2005. The vesting of these options will be automatically accelerated upon the occurrence of a change in control of the Company.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYBRIDON, INC.
Date: June 3, 2005	By:	/s/ Robert G. Andersen
Robert G. Andersen
Chief Financial Officer and Vice President of Operations